Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 of SBC Communications Inc. of our report dated March 3, 2005 relating to the financial statements of Omnipoint Facilities Network II, LLC (not included separately therein), which appears in SBC Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in this Post-effective Amendment No. 1 to such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
May 3, 2005